Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2023 Second Quarter Results

MALVERN, Pa. (August 8, 2023) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement and sensing technologies, today announced its results for its fiscal 2023 second quarter ended July 1, 2023.
Second Fiscal Quarter Highlights:
•Revenues of $90.8 million increased 2.5% from a year ago.
•Gross profit margin was 42.6%, as compared to 42.1% reported a year ago.
•Adjusted gross profit margin* was 42.7%, as compared to 42.9% reported a year ago.
•Operating margin was 13.0%, as compared to 11.9% reported a year ago.
•Adjusted operating margin* was 13.2%, as compared to 13.7% reported a year ago.
•Diluted net earnings per share of $0.60 compared to $0.79 reported a year ago.
•Adjusted diluted net earnings per share* of $0.58 compared to $0.68 reported a year ago.
•EBITDA* was $16.6 million with an EBITDA margin* of 18.2%.
•Adjusted EBITDA* was $16.0 million with an adjusted EBITDA margin* of 17.6%.
•Cash from operating activities was $9.8 million with adjusted free cash flow* of $6.4 million.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "We delivered another strong quarter of financial results in the second quarter of 2023. We grew revenues year-over-year and sequentially, and increased our adjusted gross margin, adjusted operating margin, and adjusted diluted net earnings from the first quarter of 2023. In addition, we generated strong cash flow in the second quarter, as we grew adjusted EBITDA 13.0% and adjusted free cash flow by 29.7%, sequentially.

Mr. Shoshani said: "Second-quarter orders increased 3% sequentially to $85.6 million and resulted in a book-to-bill of 0.94, reflecting sequentially higher orders across our business segments. With a solid outlook for the third quarter, we continue our focus on ongoing active customer engagements for both existing and broadening applications for our high-performance precision measurement and sensing applications."
VPG Extends Stock Repurchase Authorization:
The Company also announced today that its Board of Directors has extended for another year its previously approved stock repurchase authorization for the Company to repurchase in aggregate up to 502,500 shares of its outstanding common stock.
Second Fiscal Quarter and Six Month Financial Trends:
The Company's second fiscal quarter 2023 net earnings attributable to VPG stockholders were $8.2 million, or $0.60 per diluted share, compared to $10.8 million, or $0.79 per diluted share, in the second fiscal quarter of 2022.
In the six fiscal months ended July 1, 2023 net earnings attributable to VPG stockholders were $15.2 million, or $1.11 per diluted share, compared to $17.1 million, or $1.25 per diluted share, in the six fiscal months ended July 2, 2022.
The second fiscal quarter 2023 adjusted net earnings* attributable to VPG stockholders were $8.0 million, or $0.58 per adjusted diluted net earnings per share*, compared to $9.3 million, or $0.68 per adjusted diluted net earnings per share* in the second fiscal quarter of 2022.
In the six fiscal months ended July 1, 2023 adjusted net earnings* attributable to VPG stockholders were $15.0 million, or $1.10 per adjusted diluted net earnings per share*, compared to $16.0 million, or $1.17 per adjusted diluted net earnings per share* in the six fiscal months ended July 2, 2022.

Segment Performance:
The Sensors segment revenue of $36.3 million in the second fiscal quarter of 2023 decreased 10.0% from $40.3 million in the second fiscal quarter of 2022; sequentially, revenue decreased 1.3% compared to $36.7 million in the first fiscal quarter of 2023. The year-over-year decrease in revenues was primarily attributable to lower sales of advanced sensors products primarily in our Other markets (mainly for consumer applications) and lower sales of precision resistors in the Test and Measurement market, partially offset by increases in precision resistor sales in the Avionics, Military and Space (AMS) market. Sequentially, the decrease primarily reflected lower revenue of precision resistors and advanced sensors in the AMS markets partially offset by higher advanced sensors revenue in our Other markets (mainly for consumer applications).
Gross profit margin for the Sensors segment was 40.1% for the second fiscal quarter of 2023. Gross profit margin decreased compared to 44.3% in the second fiscal quarter of 2022, and decreased compared to 41.2% in the first fiscal quarter of 2023. The year-over-year decrease in gross profit margin was primarily due to lower volume and temporary labor inefficiencies, partially offset by favorable foreign currency exchange rates and cost reduction programs. Sequentially, the lower gross profit margin was primarily due to lower volume, partially offset by favorable foreign currency exchange rates.
The Weighing Solutions segment revenue of $31.3 million in the second fiscal quarter of 2023 increased 9.8% compared to $28.5 million in the second fiscal quarter of 2022 and was 1.9% lower than $31.9 million in the first fiscal quarter of 2023. The year-over-year increase in revenues was mainly attributable to higher sales of load cells in our Other markets for precision agriculture, consumer, and construction applications. Sequentially, the decrease in revenues was attributable to lower sales in our Other markets for precision agriculture and construction applications, partially offset by an increase in revenues in the Industrial Weighing market.

Gross profit margin for the Weighing Solutions segment was 38.7% for the second fiscal quarter of 2023, which increased compared to 33.7% in the second fiscal quarter of 2022, and increased compared to 34.9% in the first fiscal quarter of 2023. The year-over-year increase in gross profit margin was primarily due to higher volume, selling price increases, lower freight costs, and cost reduction programs, partially offset by higher materials costs. The sequential increase in gross profit margin was primarily due to favorable product mix, increased selling prices and cost reduction programs.
The Measurement Systems segment revenue of $23.3 million in the second fiscal quarter of 2023 increased 17.1% year-over-year from $19.9 million in the second fiscal quarter of 2022 and was 14.8% higher than $20.3 million in the first fiscal quarter of 2023. The year-over-year increase was primarily attributable to increased revenue in the Steel market. Sequentially, the increase in revenue was primarily due to the higher revenue of products in the Steel market, partially offset by lower sales of Diversified Technical Systems Inc. ("DTS") products in the AMS market.
Gross profit margin for the Measurement Systems segment was 51.8% (or 52.0% adjusted to exclude $0.04 million of purchase accounting adjustments related to the DTS and the Dynamic Systems Inc. ("DSI") acquisitions), compared to 49.9% (or 53.3% adjusted to exclude $0.7 million of purchase accounting adjustment related to the DTS and DSI acquisitions), in the second fiscal quarter of 2022, and 53.9% (or 54.1% adjusted to exclude $0.05 million of purchase accounting adjustments related to the DTS and DSI acquisitions) in the first fiscal quarter of 2023. The year-over-year adjusted gross profit margin* was lower as higher volume and higher selling prices were offset mainly by unfavorable foreign exchange rates and higher wages and materials costs. The sequentially lower adjusted gross profit margin* reflected higher volume with an unfavorable product mix.
Near-Term Outlook
“We expect net revenues to be in the range of $85 million to $95 million for the third fiscal quarter of 2023, at constant second fiscal quarter 2023 foreign currency exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information:
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS and DSI acquisitions, and start-up costs related to our new advanced sensors facility, and COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, COVID-19 costs, and restructuring costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, COVID-19 costs, restructuring costs, foreign currency exchange gains and losses, and associated tax effects. We define "EBITDA" as earnings before interest, taxes, depreciation, and amortization. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, COVID-19, restructuring costs, foreign currency exchange gains and losses, and associated tax effects. "Adjusted free cash flow" for the second fiscal quarter of 2023 is defined as the amount of cash generated from operating activities ($9.8 million), in excess of our capital expenditures ($3.4 million), net of proceeds, if any, from the sale of assets ($0.0 million).
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.
Conference Call and Webcast:
A conference call will be held on Tuesday, August 8, 2023 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-833-470-1428 or internationally +1-404-975-4839 and use passcode 717236, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally 1-929-458-6194 and by using passcode 138958. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.
About VPG:
Vishay Precision Group, Inc. (VPG) is a leader in precision measurement and sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.
Forward-Looking Statements:
From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; our status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
info@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	July 1, 2023	July 2, 2022
Net revenues	$90,802	$88,618
Costs of products sold	52,090	51,284
Gross profit	38,712	37,334
Gross profit margin	42.6%	42.1%

Selling, general, and administrative expenses	26,755	25,879
Restructuring costs	162	904
Operating income	11,795	10,551
Operating margin	13.0%	11.9%

Other income (expense):
Interest expense	(1,079)	(428)
Other	1,019	3,344
Other income (expense)	(60)	2,916

Income before taxes	11,735	13,467

Income tax expense	3,384	2,587

Net earnings	8,351	10,880
Less: net earnings attributable to noncontrolling interests	115	125
Net earnings attributable to VPG stockholders	$8,236	$10,755

Basic earnings per share attributable to VPG stockholders	$0.61	$0.79
Diluted earnings per share attributable to VPG stockholders	$0.60	$0.79

Weighted average shares outstanding - basic	13,601	13,648
Weighted average shares outstanding - diluted	13,670	13,692

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Six fiscal months ended
	July 1, 2023	July 2, 2022
Net revenues	$179,666	$176,283
Costs of products sold	103,755	103,699
Gross profit	75,911	72,584
Gross profit margin	42.3%	41.2%

Selling, general, and administrative expenses	53,914	52,553
Restructuring costs	278	1,165
Operating income	21,719	18,866
Operating margin	12.1%	10.7%

Other income (expense):
Interest expense	(2,076)	(757)
Other	1,294	3,783
Other income (expense)	(782)	3,026

Income before taxes	20,937	21,892

Income tax expense	5,604	4,328

Net earnings	15,333	17,564
Less: net earnings attributable to noncontrolling interests	133	453
Net earnings attributable to VPG stockholders	$15,200	$17,111

Basic earnings per share attributable to VPG stockholders	$1.12	$1.25
Diluted earnings per share attributable to VPG stockholders	$1.11	$1.25

Weighted average shares outstanding - basic	13,593	13,643
Weighted average shares outstanding - diluted	13,661	13,684

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	July 1, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,521	$88,562
Accounts receivable, net	60,548	60,068
Inventories:
Raw materials	33,737	31,852
Work in process	30,068	26,401
Finished goods	25,613	26,407
Inventories, net	89,418	84,660

Prepaid expenses and other current assets	15,904	18,516
Total current assets	264,391	251,806

Property and equipment:
Land	4,139	4,117
Buildings and improvements	71,459	71,613
Machinery and equipment	125,593	125,301
Software	8,933	9,539
Construction in progress	10,662	10,075
Accumulated depreciation	(133,658)	(133,518)
Property and equipment, net	87,128	87,127

Goodwill	45,703	45,544
Intangible assets, net	46,476	48,217
Operating lease right-of-use assets	23,663	24,342
Other assets	19,616	19,706
Total assets	$486,977	$476,742

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	July 1, 2023	December 31, 2022
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$12,411	$13,792
Payroll and related expenses	19,355	21,966
Other accrued expenses	22,660	20,306
Income taxes	2,740	4,064
Current portion of operating lease liabilities	4,072	4,208
Total current liabilities	61,238	64,336

Long-term debt, less current portion	60,799	60,799
Deferred income taxes	4,060	4,212
Operating lease liabilities	18,987	20,043
Other liabilities	13,200	13,053
Accrued pension and other postretirement costs	7,028	7,777
Total liabilities	165,312	170,220

Equity:
Common stock	1,330	1,325
Class B convertible common stock	103	103
Treasury stock	(11,924)	(11,504)
Capital in excess of par value	201,611	201,164
Retained earnings	171,559	156,359
Accumulated other comprehensive loss	(41,076)	(40,900)
Total Vishay Precision Group, Inc. stockholders' equity	321,603	306,547
Noncontrolling interests	62	(25)
Total equity	321,665	306,522
Total liabilities and equity	$486,977	$476,742

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Six Fiscal Months Ended
	July 1, 2023	July 2, 2022
Operating activities
Net earnings	$15,333	$17,564
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,725	7,622
Gain on sale of property and equipment	28	(178)
Reclassification of foreign currency translation adjustment related to disposal of subsidiary	—	191
Share-based compensation expense	1,229	1,024
Inventory write-offs for obsolescence	1,049	866
Deferred income taxes	507	1,116
Foreign currency impacts and other items	(1,557)	(2,740)
Net changes in operating assets and liabilities:
Accounts receivable	(956)	(3,434)
Inventories	(5,697)	(10,739)
Prepaid expenses and other current assets	2,726	254
Trade accounts payable	(684)	14
Other current liabilities	(593)	(2,059)
Other non current assets and liabilities, net	(292)	(403)
Accrued pension and other postretirement costs, net	(606)	(342)
Net cash provided by operating activities	18,212	8,756

Investing activities
Capital expenditures	(6,874)	(8,815)
Proceeds from sale of property and equipment	12	380
Net cash used in investing activities	(6,862)	(8,435)

Financing activities
Purchase of treasury stock	(420)	—
Distributions to noncontrolling interests	(46)	(284)
Payments of employee taxes on certain share-based arrangements	(825)	(435)
Net cash used in financing activities	(1,291)	(719)
Effect of exchange rate changes on cash and cash equivalents	(100)	(4,508)
Increase (decrease) in cash and cash equivalents	9,959	(4,906)

Cash and cash equivalents at beginning of period	88,562	84,335
Cash and cash equivalents at end of period	$98,521	$79,429

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	$1,118	$2,684

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
As reported - GAAP	$38,712	$37,334	$11,795	$10,551	$8,236	$10,755	$0.60	$0.79
As reported - GAAP Margins	42.6%	42.1%	13.0%	11.9%
Acquisition purchase accounting adjustments	41	679	41	679	41	679	—	0.05
Restructuring costs	—	—	162	904	162	904	0.01	0.07
Foreign currency exchange (gain)/loss	—	—	—	—	(794)	(3,380)	(0.05)	(0.25)
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(312)	(377)	(0.02)	(0.02)
As Adjusted - Non GAAP	$38,753	$38,013	$11,998	$12,134	$7,957	$9,335	$0.58	$0.68
As Adjusted - Non GAAP Margins	42.7%	42.9%	13.2%	13.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Six fiscal months ended	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
As reported - GAAP	$75,911	$72,584	$21,719	$18,866	$15,200	$17,111	$1.11	$1.25
As reported - GAAP Margins	42.3%	41.2%	12.1%	10.7%
Acquisition purchase accounting adjustments	90	1,050	90	1,050	90	1,050	0.01	0.08
COVID-19 impact	—	138	—	138	—	138	—	0.01
Start-up costs	—	150	—	150	—	150	—	0.01
Restructuring costs	—	—	278	1,165	278	1,165	0.02	0.09
Foreign currency exchange (gain)/loss	—	—	—	—	(856)	(3,934)	(0.06)	(0.29)
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(280)	(302)	(0.02)	(0.02)
As Adjusted - Non GAAP	$76,001	$73,922	$22,087	$21,369	$14,992	$15,982	1.10	$1.17
As Adjusted - Non GAAP Margins	42.3%	41.9%	12.3%	12.1%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	July 1, 2023	July 2, 2022	April 1, 2023
Sensors
As reported - GAAP	$14,549	$17,831	$15,144
As reported - GAAP Margins	40.1%	44.3%	41.2%
As Adjusted - Non GAAP	$14,549	$17,831	$15,144
As Adjusted - Non GAAP Margins	40.1%	44.3%	41.2%

Weighing Solutions
As reported - GAAP	$12,107	$9,585	$11,129
As reported - GAAP Margins	38.7%	33.7%	34.9%
As Adjusted - Non GAAP	$12,107	$9,585	$11,129
As Adjusted - Non GAAP Margins	38.7%	33.7%	34.9%

Measurement Systems
As reported - GAAP	$12,056	$9,918	$10,926
As reported - GAAP Margins	51.8%	49.9%	53.9%
Acquisition purchase accounting adjustments	41	679	49
As Adjusted - Non GAAP	$12,097	$10,597	$10,975
As Adjusted - Non GAAP Margins	52.0%	53.3%	54.1%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	July 1, 2023	July 2, 2022	April 1, 2023
Net earnings attributable to VPG stockholders	$8,236	$10,755	$6,964
Interest Expense	1,079	428	997
Income tax expense	3,384	2,587	2,220
Depreciation	2,933	2,832	2,919
Amortization	934	967	939
EBITDA	16,566	$17,569	$14,039
EBITDA MARGIN	18.2%	19.8%	15.8%
Acquisition purchase accounting adjustments	41	679	49
Restructuring costs	162	904	116
Foreign currency exchange (gain)/loss	(794)	(3,380)	(62)
ADJUSTED EBITDA	$15,975	$15,772	$14,142
ADJUSTED EBITDA MARGIN	17.6%	17.8%	15.9%